Exhibit 99.1

Press Release                                Source: Westside Energy Corporation

Westside Energy Provides Operational Update;
Production Reaches 3,800 MCFE/D; Execution of Drilling
Program Is on Plan

Tuesday August 29, 8:15 am ET

HOUSTON, Aug. 29 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex:
WHT - News), an oil and gas company with operations focused on the acquisition, exploration and development of natural gas in the Barnett Shale play in North Texas, today provided an interim operations update.

      Since Westside's last update in March:

      * With the addition of new wells on production, net production reached 3,800 MCFE/D. This production rate consists of 210 BOPD and 2,544 MCF/D. Gas production currently comes from the North Program area where Westside's gas has a heating value of 1,200 BTU/CF.

      * Two additional vertical wells have been successfully drilled in the North Program area.

      * Three additional wells have been completed and are on production, two additional wells have been completed and are currently flowing back completion fluids, and four wells are drilled, cased and waiting on completion.

      * In Hill County, Westside entered into a joint exploration agreement with a large independent oil company which is expected to increase the Company's gross acreage in Hill County to 17,200 acres.

      * The initial Hill County horizontal well has commenced drilling and completion is expected in September.

      * Craig Glick, formerly with Kosmos Energy, joined the Westside management team as Executive Vice President and General Counsel.

      * Brian Gross, formerly with Chief Oil and Gas, joined Westside as Operations Manager.

Westside's initial horizontal well in Hill County, the Primula #1H, reached its targeted vertical depth of 8,450 feet. The vertical portion of the well has been logged to determine the shale thickness and quality, and to calibrate the Company's 3-D seismic data for use in selecting future drilling locations in the area. The horizontal portion of the well has been kicked off. A second location has been chosen and is being prepared for drilling after completion of the Primula #1H. The new joint exploration agreement in Hill County has increased Westside's exposure to more quality drilling prospects and teams the Company up with a partner with significant marketing and technical expertise as well as greater access to services and additional rigs.

Westside continues to drill wells in its North Program area. Six wells are currently drilling or waiting on completion to tie-in to sales lines in order to be placed on production before year-end 2006.

Current net production of approximately 3,800 MCFE/D reflects production added from the three wells recently completed in the North Program area, offsetting the normal flush production decline experienced since March from the new wells added at that time. Due to hydraulic fracturing completion techniques, it is important to note that initial rates from wells in the Barnett Shale include flush production from the created fractures. During the early productive life of a well, the production rate will normally decline significantly before settling out at a much lower base decline rate. However, it is expected that future drilling and completion activities will more than offset these near term decline characteristics, and additional production growth from the current rate is anticipated by year end 2006.

The pipeline development in Montague County associated with Westside's North Program area (16.67% interest), is progressing on schedule and the main north-south trunk line is expected to be completed during the first quarter of 2007. Completion of this infrastructure is expected to result in a significant improvement in gas price netbacks for Westside's production as well as increased third-party pipeline revenue of which the Company will receive our proportionate share.

About Westside Energy Corporation

Houston-based Westside Energy is an oil and gas company focused on developing its 75,414 gross (66,585 net) acres in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website www.westsideenergy.com.

Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.

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Source: Westside Energy Corporation